Exhibit (A)(21)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MONTELL NORTH AMERICA INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is

Montell North America Inc.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and substituting in lieu of said Article the following new Article:

“FIRST.	The name of this Corporation is Basell North America Inc.”

3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The effective date of the amendment herein certified shall be October 2, 2000.

IN WITNESS WHEREOF, Montell North America Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its President and attested by its Secretary this 27th day of September, 2000.

MONTELL NORTH AMERICA INC.

By:
C.E. Platz
President

Attest:

Kevin E. Walsh
Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

MONTELL NORTH AMERICA INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Montell North America Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1.	That the name of the Corporation is Montell North America Inc. and that the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 15, 1983. The Corporation filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 23, 1986. The Corporation filed another Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 3, 1995. The original Certificate of Incorporation and the two Restated Certificates of Incorporation were filed under the name HIMONT Incorporated.

2.	That, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the board of directors of the Corporation duly adopted a resolution that declared it advisable that the Corporation amend and restate the Restated Certificate of Incorporation by deleting the provisions thereof in their entirety and substituting in lieu thereof new provisions so that, as amended and restated, the provisions of the Restated Certificate of Incorporation shall read in their entirety as hereinafter set forth.

3.	That, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the sole stockholder of the Corporation duly voted in favor of the foregoing amendment and restatement by giving its written consent thereto.

4.	That the aforesaid amendment and restatement has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5.	That this Restated Certificate of Incorporation restates and amends the provisions of the Corporation’s Restated Certificate of Incorporation.

6.	That the text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

FIRST.	The name of this Corporation is Montell North America Inc.

SECOND.	The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.	Section 1. The aggregate number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred Thousand (100.000) shares of common stock with a par-value of One Dollar ($1) per share.

Section 2. Authority hereby is expressly granted to the board of directors from time to time to issue any authorized but unissued shares of common stock for such consideration and on such terms as it may determine.

Section 3. There shall be a two thirds (2/3) vote of the common stock issued and outstanding in order to approve any of the following:

(a)	an amendment of the Certificate of Incorporation of the Corporation;

(b)	the dissolution of the Corporation;

(c)	the sale, transfer or lease of all or substantially all of the assets of the Corporation;

(d)	the merger or consolidation of the Corporation with or into any other corporation.

FlFTH.	The board of directors of the Corporation is expressly authorized to adapt, amend or repeal bylaws of the Corporation by a vote of a majority of the authorized number of directors.

SIXTH.	To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had reasonably cause to believe that his conduct was unlawful.

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that such director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under this Article SIXTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Corporation may, if it is deemed advisable by the board of directors, indemnify any person who was a director, officer, employee or agent of any corporation which has been consolidated with or merged with the Corporation or who was serving at the request of such a corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and give such person the same rights under the provisions of this Article SIXTH with respect to the Corporation as he would have if he had served the Corporation in the same capacity. _

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent To repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article SIXTH.

The indemnification and advancement of expenses provided in or granted pursuant to this Article SIXTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The Corporation, when and to the extent authorized by the board of directors, shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article SIXTH.

The indemnification and advancement of expenses provided in or granted pursuant to this Article SIXTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH:

Whenever a compromise or arrangement is proposed between the Corporation and its creditors, or any class of them, and/or between this Corporation and its stockholders, or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution, or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement sand the said reorganization shall be, if sanctioned by the court to which the said application has been made, binding upon all the creditors or class of creditors and/or upon all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, Montell North America Inc. has caused this Restated Certificate of Incorporation to be executed by its President and attested by its Secretary this 1st day of February, 1999.

MONTELL NORTH AMERICA, INC.

By
Paolo Morrione
President

Attest:

Kevin E. Walsh
Secretary

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